Exhibit 99.1

10 Cabot Place, Stoughton, MA 02072

News Release
For Immediate Release	For More Information, Contact:
January 29, 2020	James P. McDonough
President and Chief Executive Officer
(617) 925-1950
jmcdonough@envisionbank.com

RANDOLPH BANCORP, INC. AND ENVISION BANK ANNOUNCE LEADERSHIP SUCCESSION

STOUGHTON, Massachusetts, January 29, 2020 – Randolph Bancorp, Inc. (the “Company”) (NASDAQ Global Market: RNDB), the holding company for Envision Bank (the “Bank”), today announced that James P. McDonough will retire as President and Chief Executive Officer and a member of the Board of Directors of the Company and the Bank, effective April 1, 2020. Mr. McDonough will be succeeded in these roles by William M. Parent on the same date. Mr. Parent previously served as President and Chief Executive Officer of Blue Hills Bank and Blue Hills Bancorp, Inc. from 2010 through 2019.

The Company also announced that Michael K. Devlin will retire as Executive Vice President and Chief Financial Officer of the Company and the Bank and be succeeded by Lauren B. Messmore, in each case effective April 1, 2020. Ms. Messmore previously served as Executive Vice President and Chief Financial Officer of Blue Hills Bank and Blue Hills Bancorp, Inc. from 2017 through 2019 and as Senior Vice President, Corporate Strategy of Blue Hills Bank from 2012 through 2017.

“On behalf of the Board of Directors, I want to thank Jim McDonough for his transformative leadership over the past seven years,” said Kenneth K. Quigley, Jr., Chairman of the Board of Directors of the Company and the Bank. “During his tenure as President and CEO, Envision Bank has grown from approximately $380 million to approximately $635 million in assets, returned to profitability, made its first acquisition, completed its initial public offering, and established the Envision Bank Foundation which, in just over three years, has significantly impacted our community by funding projects focused on support of military veterans and their families, and education. Jim has also presided over the rebranding of Randolph Savings Bank as Envision Bank and helped to build the fastest growing mortgage operation by volume of any bank in Massachusetts. We are delighted that Bill Parent, an experienced CEO with a proven track record of successfully growing a community bank franchise and enhancing shareholder value, has agreed to succeed Jim. We are confident that Bill is the right person to ensure the continued success of Randolph Bancorp and Envision Bank.”

“For the past seven years, I have been privileged to work with an outstanding team of banking professionals who have worked tirelessly to better serve our customers and community,” said Mr. McDonough. “Chief among this talented group is Mike Devlin who, over the past five years, has played an indispensable role in the Company’s first acquisition, initial public offering, and transition to a public company and has been instrumental to the Company’s success. Because of their efforts, Envision Bank is well positioned to continue its growth, profitability, and distinguished customer and community service.”

“I cannot think of a better successor than Bill Parent,” Mr. McDonough added. “Bill is an accomplished banker with a sterling reputation in the banking industry, and I eagerly anticipate what he and the Envision Bank team will accomplish together in the future.”

“I am honored to succeed Jim McDonough as President and CEO of Randolph Bancorp and Envision Bank,” said Mr. Parent. “I have known Jim for many years and admire and respect his principled leadership and dedicated service to the communities that Envision Bank serves. Jim and his management team have created a strong foundation that has left Envision Bank primed for continued growth and profitability well into the future. I am excited about the opportunity to build on their success for the benefit of Randolph Bancorp’s shareholders and Envision Bank’s customers and community.”

About Randolph Bancorp, Inc.

Randolph Bancorp, Inc. is the holding company for Envision Bank and its Envision Mortgage Division. Envision Bank is a full-service community bank with five retail branch locations, loan operations centers in North Attleboro and Stoughton, Massachusetts, eight loan production offices located throughout Massachusetts and one loan production office in Southern New Hampshire.

Randolph Bancorp, Inc. is the sole member of Envision Bank Foundation, Inc. (the “Foundation”), a nonprofit corporation organized in 2016 to financially support community projects that improve the quality of life in markets served by Envision Bank. Since inception, the Foundation has funded projects focused on support of military veterans and their families, and education.

Forward Looking Statements

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. The Company’s actual results could differ materially from those projected in the forward-looking statements as a result of, among others, the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

877-963-2100 • www.envisionbank.com	Member FDIC • Member DIF